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                                                                     EXHIBIT 5.1

                       [LETTERHEAD OF LATHAM & WATKINS]

                                  June 30, 1994



Avery Dennison Corporation
150 North Orange Grove Boulevard
Pasadena, California  91103

          Re:  Avery Dennison Corporation Common Stock
               par value $1.00 per share
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Ladies and Gentlemen:

          At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement"), which you intend to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an additional 2,750,000 shares of Common Stock, par value $1.00 per share (the "Shares"), to be sold by Avery Dennison Corporation (the "Company") under The 1990 Stock Option and Incentive Plan for Key Employees of Avery Dennison Corporation, as amended (the "Plan"). We are familiar with the proceedings undertaken in connection with the authorization, issuance and sale of the Shares. Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of this opinion.

          Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and upon the issuance of Shares under the terms of the Plan and delivery and payment therefor of legal consideration in excess of the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable.

          We consent to your filing this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              LATHAM & WATKINS